Free Writing Prospectus pursuant to Rule 433 dated February 24, 2021

Registration Statement No. 333-239610

Leveraged Buffered Basket-Linked Notes due

OVERVIEW

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date is based on the performance of an unequally-weighted basket comprised of the common stock, common shares or ordinary shares (basket stocks) of 71 companies as measured from the trade date to and including the determination date.

The initial basket level is 100 and the final basket level will equal the sum of the products, as calculated for each basket stock, of: (i) its final stock price on the determination date divided by its initial stock price multiplied by (ii) its initial weighted value.

If the final basket level on the determination date is greater than the initial basket level, the return on your notes will be positive and will equal 150% times the basket return, subject to the maximum settlement amount (expected to be between $1,194.25 and $1,227.85 for each $1,000 face amount of your notes (set on the trade date)). If the final basket level is greater than the initial basket level, you will not receive more than the maximum settlement amount, regardless of how much the final basket level increases as compared to the initial basket level.

If the final basket level declines by up to 10% from the initial basket level, you will receive the face amount of your notes.

If the final basket level declines by more than 10% from the initial basket level, the return on your notes will be negative and you will lose approximately 1.1111% of the face amount of your notes for every 1% that the final basket level has declined below 90% of the initial basket level. You could lose a significant portion of the face amount of your notes.

You should read the accompanying preliminary prospectus supplement dated February 23, 2021, which we refer to herein as the accompanying preliminary prospectus supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

Key Terms
CUSIP/ISIN:	40057FKK9 / US40057FKK92
Company (Issuer):	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Basket:	an unequally weighted basket comprised of 71 basket stocks
Basket Stocks	the 71 common stocks, common shares or ordinary shares listed under “About the Basket” below.
Basket stock issuer:	with respect to a basket stock, the issuer of such basket stock as then in effect
Trade date:
Settlement date:	expected to be the fifth scheduled business day following the trade date
Determination date:	a specified date that is expected to be between 24 and 27 months following the trade date
Stated maturity date:	a specified date that is expected to be the second scheduled business day after the determination date
Hypothetical Payment amount AT Maturity*

Note Performance
Basket Performance
Hypothetical Cash Settlement Amount as % of Face Amount
200
175
150
125
100
75
50
25
0
119.425%
100%
90%
112.95%
0
50
100
150
200
Hypothetical Final Basket Level as % of Initial Basket Level

Hypothetical Final Basket Level (as a % of the Initial Basket Level)	Hypothetical Payment Amount at Maturity (as a % of Face Amount)
200.000%	119.425%
175.000%	119.425%
150.000%	119.425%
112.950%	119.425%
106.000%	109.000%
103.000%	104.500%
100.000%	100.000%
98.000%	100.000%
94.000%	100.000%
90.000%	100.000%
75.000%	83.333%
50.000%	55.556%
25.000%	27.778%
0.000%	0.000%
*assumes a cap level of 112.95% of the initial basket level

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the basket, the terms of the notes and certain risks.

Payment amount at maturity (for each $1,000 face amount of your notes)

●if the basket return is positive (the final basket level is greater than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 1.5 times (c) the basket return, subject to the maximum settlement amount;

●if the basket return is zero or negative but not below -10% (the final basket level is equal to or less than the initial basket level, but not by more than 10%), $1,000; or

●if the basket return is negative and is below -10% (the final basket level is less than the initial basket level by more than 10%), the sum of (i) $1,000 plus (ii) the product of (a) the buffer rate of approximately 111.11% times (b) the sum of the basket return plus 10% times (c) $1,000.

Initial basket level:	100
Initial weighted value:	for each of the basket stocks, the product of the initial weight of such basket stock in the basket times the initial basket level.
Final basket level:	the closing level of the basket on the determination date
Closing level of the basket:

on any trading day, the sum of, for each of the basket stocks: the product of (i) the quotient of (a) the closing price of such basket stock on such trading day divided by (b) the initial stock price of such basket stock times (ii) the initial weighted value of such basket stock

Initial stock price:

for each of the basket stocks, set on the trade date and may be higher or lower than the actual closing price of the basket stock on that date, as determined by the calculation agent in its sole discretion

Final stock price:	for each of the basket stocks, the closing price of such basket stock on the determination date
Basket return:	the quotient of (i) the final basket level minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage
Buffer rate:	the quotient of the initial basket level divided by 90% of the initial basket level, which equals approximately 111.11%
Cap Level:	expected to be between 112.95% and 115.19%
Maximum settlement amount:	expected to be between $1,194.25 and $1,227.85
Estimated value range:	$950 to $980 (which is less than the original issue price; see accompanying preliminary prospectus supplement)

ABOUT THE BASKET

The following table lists the basket stocks and related information, including their corresponding Bloomberg tickers, primary listings, initial weights in the basket, initial weighted values and initial stock prices. The initial stock prices will not be determined until the trade date. Each of the basket stock issuers faces its own business risks and other competitive factors. All of those factors may affect the basket return, and, consequently, the amount payable on your notes, if any, on the stated maturity date. Our offering of the notes does not constitute our recommendation or the recommendation of our affiliates to invest in the basket, any basket stock or the notes. You should make your own investigation of the basket stocks and the basket stock issuers and whether to obtain exposure to the basket through an investment in the notes.

Basket Stock	Current Bloomberg Ticker	Type of Security	Current Primary Listing	Initial Weight in the Basket	Initial Weighted Value	Initial Stock Price (USD)
AECOM	ACM	Common Stock	New York Stock Exchange	1.08%	1.08
Analog Devices, Inc.	ADI	Common Stock	The Nasdaq Global Select Market	1.84%	1.84
American International Group, Inc.	AIG	Common Stock	New York Stock Exchange	1.96%	1.96
Altair Engineering Inc.	ALTR	Class A Common Stock	The Nasdaq Stock Market LLC	0.20%	0.20
Advanced Micro Devices, Inc.	AMD	Common Stock	The Nasdaq Stock Market LLC	1.50%	1.5
ANSYS, Inc.	ANSS	Common Stock	The Nasdaq Stock Market LLC	1.65%	1.65
Bank of America Corporation	BAC	Common stock	New York Stock Exchange	1.92%	1.92
Baker Hughes Company	BKR	Class A Common Stock	New York Stock Exchange	1.94%	1.94
Caterpillar Inc.	CAT	Common Stock	New York Stock Exchange	1.81%	1.81

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the basket, the terms of the notes and certain risks.

Comerica Incorporated	CMA	Common Stock	New York Stock Exchange	1.23%	1.23
Commercial Metals Company	CMC	Common Stock	New York Stock Exchange	0.28%	0.28
Cummins Inc.	CMI	Common Stock	New York Stock Exchange	1.57%	1.57
Deere & Company	DE	Common Stock	New York Stock Exchange	1.96%	1.96
Discover Financial Services	DFS	Common Stock	New York Stock Exchange	2.09%	2.09
Diodes Incorporated	DIOD	Common Stock	The Nasdaq Stock Market LLC	0.26%	0.26
Dycom Industries, Inc.	DY	Common Stock	New York Stock Exchange	0.30%	0.30
EMCOR Group, Inc.	EME	Common Stock	New York Stock Exchange	0.29%	0.29
Enphase Energy, Inc.	ENPH	Common Stock	The Nasdaq Stock Market LLC	2.45%	2.45
Element Solutions Inc.	ESI	Common Stock	New York Stock Exchange	0.32%	0.32
Freeport-McMoRan Inc.	FCX	Common Stock	New York Stock Exchange	3.11%	3.11
Fifth Third Bancorp	FITB	Common Stock	The Nasdaq Stock Market LLC	2.07%	2.07
Flex LTD	FLEX	Ordinary Shares	The Nasdaq Stock Market LLC	0.63%	0.63
Halliburton Company	HAL	Common Stock	New York Stock Exchange	2.23%	2.23
Hess Corporation	HES	Common Stock	New York Stock Exchange	2.35%	2.35
The Hartford Financial Services Group, Inc.	HIG	Common Stock	New York Stock Exchange	1.68%	1.68
Helmerich & Payne, Inc.	HP	Common Stock	New York Stock Exchange	0.59%	0.59
Herc Holdings Inc.	HRI	Common Stock	New York Stock Exchange	0.12%	0.12
Jacobs Engineering Group, Inc.	J	Common Stock	New York Stock Exchange	1.04%	1.04
Jabil, Inc.	JBL	Common Stock	New York Stock Exchange	0.69%	0.69
KeyCorp	KEY	Common Shares	New York Stock Exchange	1.95%	1.95
Lincoln National Corporation	LNC	Common Stock	New York Stock Exchange	1.49%	1.49
Livent Corporation	LTHM	Common Stock	New York Stock Exchange	0.69%	0.69
Microchip Technology Incorporated	MCHP	Common Stock	The Nasdaq Global Select Market	1.97%	1.97
MetLife, Inc.	MET	Common Stock	New York Stock Exchange	1.95%	1.95
Macquarie Infrastructure Corporation	MIC	Common Stock	New York Stock Exchange	0.29%	0.29
Monolithic Power Systems, Inc.	MPWR	Common Stock	The Nasdaq Global Select Market	1.43%	1.43
Morgan Stanley	MS	Common Stock	New York Stock Exchange	2.13%	2.13
Matador Resources Company	MTDR	Common Stock	New York Stock Exchange	0.66%	0.66
MasTec, Inc.	MTZ	Common Stock	New York Stock Exchange	0.65%	0.65
Micron Technology, Inc.	MU	Common Stock	The Nasdaq Global Select Market	2.46%	2.46
Maxim Integrated Products, Inc.	MXIM	Common Stock	The Nasdaq Global Select Market	1.85%	1.85
NOV, Inc.	NOV	Common Stock	New York Stock Exchange	1.04%	1.04
NXP Semiconductors N.V.	NXPI	Common Shares	The Nasdaq Global Select Market	1.89%	1.89
ON Semiconductor Corporation	ON	Common Stock	The Nasdaq Stock Market LLC	2.19%	2.19
Oshkosh Corporation	OSK	Common Stock	New York Stock Exchange	0.45%	0.45
Plug Power Inc.	PLUG	Common Stock	The Nasdaq Capital Market	4.39%	4.39
Power Integrations, Inc.	POWI	Common Stock	The Nasdaq Global Select Market	0.39%	0.39
Prudential Financial, Inc.	PRU	Common Stock	New York Stock Exchange	1.71%	1.71
PTC Inc.	PTC	Common Stock	The Nasdaq Global Select Market	1.50%	1.50
Quanta Services, Inc.	PWR	Common Stock	New York Stock Exchange	1.04%	1.04
Pioneer Natural Resources Company	PXD	Common Stock	New York Stock Exchange	2.19%	2.19
Renewable Energy Group, Inc.	REGI	Common Stock	The Nasdaq Global Select Market	1.16%	1.16
Regions Financial Corporation	RF	Common Stock	New York Stock Exchange	2.05%	2.05
Sunrun Inc.	RUN	Common Stock	The Nasdaq Global Select Market	1.50%	1.50
Solaredge Technologies, Inc.	SEDG	Common Stock	The Nasdaq Global Select Market	1.47%	1.47
SVB Financial Group	SIVB	Common Stock	The Nasdaq Stock Market LLC	2.03%	2.03
Schlumberger N.V. (Schlumberger Limited)	SLB	Common Stock	New York Stock Exchange	2.26%	2.26
Semtech Corporation	SMTC	Common Stock	The Nasdaq Global Select Market	0.38%	0.38
SunPower Corporation	SPWR	Common Stock	The Nasdaq Global Select Market	2.18%	2.18
Sensata Technologies Holding plc	ST	Ordinary Shares	New York Stock Exchange	0.67%	0.67

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the basket, the terms of the notes and certain risks.

Steel Dynamics, Inc.	STLD	Common Stock	The Nasdaq Global Select Market	0.84%	0.84
STMicroelectronics N.V.	STM	Common Shares	New York Stock Exchange	1.06%	1.06
Summit Materials, Inc.	SUM	Class A Common Stock	New York Stock Exchange	0.37%	0.37
Skyworks Solutions, Inc.	SWKS	Common Stock	The Nasdaq Global Select Market	1.73%	1.73
Uber Technologies, Inc.	UBER	Common stock	New York Stock Exchange	2.21%	2.21
Unum Group	UNM	Common Stock	New York Stock Exchange	0.64%	0.64
United Rentals, Inc.	URI	Common Stock	New York Stock Exchange	2.09%	2.09
Valvoline Inc.	VVV	Common Stock	New York Stock Exchange	0.52%	0.52
Westlake Chemical Corporation	WLK	Common Stock	New York Stock Exchange	0.38%	0.38
United States Steel Corporation	X	Common Stock	New York Stock Exchange	2.01%	2.01
Zions Bancorporation, National Association	ZION	Common Stock	The Nasdaq Stock Market LLC	0.98%	0.98

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the basket, the terms of the notes and certain risks.

ABOUT YOUR NOTES

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement and preliminary prospectus supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement and preliminary prospectus supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement and preliminary prospectus supplement if you so request by calling (212) 357-4612.

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●	Preliminary prospectus supplement dated February 23, 2021
●	Prospectus supplement dated July 1, 2020
●	Prospectus dated July 1, 2020

RISK FACTORS

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary prospectus supplement, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Additional Risk Factors Specific to Your Notes” in the accompanying preliminary prospectus supplement as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary prospectus supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

▪	The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
▪	The Amount Payable on Your Notes Is Not Linked to the Level of the Basket at Any Time Other Than the Determination Date
▪	You May Lose Your Entire Investment in the Notes
▪	Your Notes Do Not Bear Interest
▪	The Potential for the Value of Your Notes to Increase Will Be Limited
▪	We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price
▪

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

▪	As of the Date of this Prospectus Supplement, There is No History for the Closing Levels of the Basket
▪	Past Basket Stock Performance is No Guide to Future Performance
▪	Hypothetical Past Basket Performance is No Guide to Future Performance
▪	There Is Limited Hypothetical Historical Information About the Basket
▪	The Return on Your Notes Will Not Reflect Any Dividends Paid on the Basket Stocks
▪	The Market Value of Your Notes May Be Influenced By Many Unpredictable Factors
▪	In Some Circumstances, the Payment You Receive On the Notes May Be Based On the Securities of Another Company and Not the Issuer of a Basket Stock
▪	The Lower Performance of One or More Basket Stocks May Offset an Increase in the Other Basket Stocks
▪	Your Notes are Linked to the Basket Stocks and Therefore the Price Movements of Those Stocks
▪	If the Level of the Basket Changes, the Market Value of Your Notes May Not Change in the Same Manner
▪	There is No Affiliation Between the Basket Stock Issuers and Us and We Are Not Responsible for Any Disclosure By Any of the Basket Stock Issuers
▪	As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes, When Your Notes Mature, and the Amount You Receive at Maturity
▪	Your Notes May Not Have an Active Trading Market
▪	You Have Limited Anti-Dilution Protection
▪	You Have No Shareholder Rights or Rights to Receive Any Basket Stock
▪	The Calculation Agent Can Postpone the Determination Date If a Market Disruption Event or Non-Trading Day With Respect to Any Basket Stock Occurs

Risks Related to Conflicts of Interest

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

▪

Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

▪	Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes
▪	Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

▪

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Basket Stock Issuers or Other Entities That Are Involved in the Transaction

▪	The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties
▪	Other Investors in the Notes May Not Have the Same Interests as You

Risks Related to Tax

▪	Certain Considerations for Insurance Companies and Employee Benefit Plans
▪	The Tax Consequences of an Investment in Your Notes Are Uncertain
▪

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪	The Return on Indexed Notes May Be Below the Return on Similar Securities
▪	The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪	An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪	An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪	We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪	Information About an Index or Indices May Not Be Indicative of Future Performance
▪	We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪	The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪	The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the basket, the terms of the notes and certain risks.